Exhibit 10.2

PLAN DOCUMENT

VP Worldwide Sales - FY10 Sales Incentive Plan

1.0	PURPOSE

1.1	Exar Corporation (the “Company”) maintains the VP Worldwide Sales - FY10 Sales Incentive Plan (the “Plan”) to provide a framework by which the sales achievement of Plan participants can be measured and rewarded, and to provide clearly defined rewards for sales achievement against measurable and predefined objectives.

2.0	ADMINISTRATION; ELIGIBILITY; TERMINATION OF EMPLOYMENT

2.1	The Compensation Committee of the Company’s Board of Directors shall administer the Plan, shall select the participants eligible to participate in the Plan and shall determine the terms of awards granted under the Plan and any amounts payable with respect to such awards. The Company’s Vice President of Worldwide Sales shall be the sole participant in the Plan for the Company’s 2010 fiscal year.

2.2	A participant who terminates employment voluntarily from the Company will be paid an incentive award through the last day of the last full fiscal quarter of employment. A participant whose employment with the Company is involuntarily terminated, excluding termination for cause, will be paid an incentive award for the fiscal quarter in which the termination occurs on a prorated basis through the last day worked. A participant on an approved leave of absence will receive an incentive award on a prorated basis for the time actually worked (and not on leave) during the quarter.

2.3	Participants in the Plan are not eligible to participate in any other annual incentive compensation program of the Company that may be established from time to time (other than any Company equity-based awards that may be specifically granted to the participant by the Compensation Committee), such as the Executive Incentive Compensation Program, Key Employee Incentive Compensation Program, Quarterly Cash Profit Sharing Program, or any plan including a sales-based or Design Win metric.

3.0	OPERATING PROCEDURES AND RESPONSIBILITIES

3.1	The Compensation Committee will establish a target incentive (“Target Incentive”) for the participant expressed as a percentage of the participant’s annual rate of base salary in effect at the end of the applicable fiscal quarter.

3.2	The Target Incentive represents the payout that the participant would be entitled to receive at 100% target performance for each of the components of the Plan, subject to the terms and conditions of the Plan.

3.3	The Plan is a cumulative plan for each fiscal quarter. However, the payment made for any fiscal quarter prior to final fiscal quarter of the fiscal year cannot exceed 25% of the Target Incentive amount for the fiscal year.

3.4	Payout is based on individual attainment against target. If attainment exceeds 100% of the target, then the payout is accelerated at a rate of 110% of the actual percentage of the target attained. If attainment is less than 90% of the target, then the payout is decelerated at a rate of 90% of the actual percentage of the target attained.

3.4.1	No acceleration factor will be applied unless actual performance for all components of the Plan exceeds 100% of target.

3.4.2	There is no maximum incentive payout IF the Company meets the revenue goal established for fiscal 2010 as contemplated by Section 4 below. If the Company fails to achieve such revenue goal for the fiscal year, the maximum payout will be 150% of the participant’s Target Incentive.

3.5	There are three components of the Plan – Revenue, Design Wins, and a third component tied to Corporate Revenue/Operating Income. Each of these components is described in more detail below. The Revenue component is weighted 40%; the Design Wins component is weighted 50%; and the Corporate Revenue/Operating Income component is weighted 10%.

3.6	The Compensation Committee will determine the amount payable under this Plan at the end of each fiscal quarter, any such payment to be made within 60 days after the end of such fiscal quarter.

4.0	REVENUE COMPONENT

4.1	The Revenue component shall be calculated based on the Company’s revenue attained for the relevant period against a revenue target established for that period by the Compensation Committee for purposes of the Plan. For these purposes, “Revenue” will be calculated in accordance with the methodology established for purposes of determining sales revenue under the Company’s incentive program for its sales personnel generally.

5.0	DESIGN WIN COMPONENT

5.1	The Design Wins component shall be calculated based on the participant’s Design Wins for the relevant period (using a methodology established by the Compensation Committee for such purpose) against the participant’s Design Win quota established for that period by the Compensation Committee for purposes of the Plan. Design Win claims are recognized when a Company device is designed into a single platform having a first year revenue potential greater than $50,000. A Design Win may be claimed by a participant when the Company or certain of its partners ships a minimum of 1,000 units or $1,000 based upon a standard customer order (not to include samples).

6.0	OBJECTIVE COMPONENT

6.1

The Corporate Revenue/Operating Income component will be determined based on the Company’s revenue and operating income for fiscal 2010 as compared with performance targets established by the Compensation Committee for these two performance measures under the Company’s Fiscal Year 2010 Executive Incentive Program (the “Executive Incentive Program”). The Compensation Committee will determine the amount (if any) payable to the participant with respect to this component in accordance with the terms of the Executive Incentive Program, any such amount to be paid with the participant’s quarterly incentive payment hereunder for the final fiscal quarter of the fiscal year. Notwithstanding any other provision of the Plan, the participant will be eligible to receive a payment with respect to this component only if the participant is an employee of the Company through the last day of the fiscal year.

7.0	OTHER PLAN PROVISIONS

7.1	The Company’s Board of Directors, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason without prior notice.

7.2	The Company has the right to deduct from any bonus amount otherwise payable the amount of any and all required income, employment and other tax withholding required with respect to such payment.

7.3	The rights, if any, of a participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of descent or distribution.

7.4	Participation in the Plan does not constitute a guarantee of employment or interfere in any way with the right of the Company (or any subsidiary) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time. There is no commitment or obligation on the part of the Company (or any subsidiary) to continue any bonus plan (similar to the Plan or otherwise) in any future fiscal year.

7.5	The Compensation Committee may, in its sole discretion, adjust performance measures, performance goals, relative weights of the measures, and other provisions of the Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances.